UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934
IMS HEALTH INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	06-1506026

(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1499 Post Road

Fairfield, Connecticut	06824

(Address of principal executive offices)	(Zip code)

If this form relates to the registration of a class of securities pursuant to Section12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☑	If this Form relates to the registration of a class of securities pursuant to Section12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☐
Securities Act registration statement file number to which this form relates:                      (if applicable)
Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Exchange Act:
None
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURES
EX-4.5: AMENDMENT TO THE RIGHTS AGREEMENT

Item 1. Description of Registrant’s Securities to be Registered.
On February 16, 2006, IMS Health Incorporated (“IMS”) entered into Amendment No. 4 (the “Amendment”) to the Rights Agreement, dated as of June 15, 1998, between IMS and Computershare Trust Company, N.A. (as amended, the “Rights Agreement”).
The Amendment changes the expiration date of the Rights (as defined in the Rights Agreement) issued under the Rights Agreement and the “Final Expiration Date,” as set forth in Section 7(a)(i) of the Rights Agreement, to the close of business on February 16, 2006. The Amendment will have the effect of causing the Rights Agreement and the Rights to terminate at the close of business on February 16, 2006.
The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 4.5 hereto and is incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the descriptions and full text of the Rights Agreement and subsequent amendments thereto contained in IMS’s Form 8-A filed on June 23, 1998, Form 10-Q filed on May 15, 2000, Form 10-Q filed on November 13, 2000 and Form 8-K filed on July 11, 2005, which are incorporated herein by reference.
Item 2. Exhibits.
4.1.	Rights Agreement, dated as of June 15, 1998, between IMS and Computershare Trust Company, N.A. (formerly First Chicago Trust Company of New York and EquiServe Trust Company, N.A.). (Incorporated by Reference to Exhibit 1 of IMS’s Form 8-A filed on June 23, 1998.)

4.2.	Amendment No. 1, dated March 28, 2000, to the Rights Agreement, dated as of June 15, 1998 between IMS Health Incorporated and Computershare Trust Company, N.A. (formerly First Chicago Trust Company of New York and EquiServe Trust Company, N.A.). (Incorporated by Reference to Exhibit 4.1 of IMS’s Form 10-Q filed on May 15, 2000.)

4.3.	Amendment No. 2, dated July 18, 2000, to the Rights Agreement, dated as of June 15, 1998 between IMS Health Incorporated and Computershare Trust Company, N.A. (formerly First Chicago Trust Company of New York and EquiServe Trust Company, N.A.). (Incorporated by Reference to Exhibit 4.1 of IMS’s Form 10-Q filed on November 13, 2000.)

4.4.	Amendment No. 3, dated July 10, 2005, to the Rights Agreement, dated as of June 15, 1998 between IMS Health Incorporated and Computershare Trust Company, N.A. (formerly First Chicago Trust Company of New York and EquiServe Trust Company, N.A.). (Incorporated by Reference to Exhibit 4.1 of IMS’s Form 8-K filed on July 11, 2005.)

4.5.	Amendment No. 4, dated February 16, 2006, to the Rights Agreement, dated as of June 15, 1998 between IMS Health Incorporated and Computershare Trust Company, N.A.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

IMS HEALTH INCORPORATED
By:	/s/ Robert H. Steinfeld
Robert H. Steinfeld
Senior Vice President, General Counsel and Corporate Secretary

Dated: February 17, 2006